Exhibit (c.2)

BF ENTERPRISES, INC.

Presentation to the Board of Directors

VALUATION OF BF ENTERPRISES, INC. AS OF FEBRUARY 28, 2005

mailing date: March 25, 2005

SUTTER SECURITIES INCORPORATED

TABLE OF CONTENTS

THE ASSIGNMENT	1
HISTORICAL MARKET PRICES	2
VALUATION METHODOLOGY	7
FEBRUARY 28, 2005, BALANCE SHEET	8
TEMPE	9
MEADOW POINTE	11
CASH AND MARKETABLE SECURITIES	13
MORTGAGE LOANS RECEIVABLE	14
TAX LOSS CARRYFORWARD	15
OTHER ASSETS AND LIABILITIES	16
OPERATING EXPENSES	17
FULLY DILUTED SHARES	18
VALUATION CONCLUSION	19
OPINION	20

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THE ASSIGNMENT

The Board of Directors of BF Enterprises, Inc. (“BFEN”) has engaged Sutter Securities Incorporated (“Sutter”)

•	to determine the fair value of the shares of BFEN, and

•	to render a fairness opinion with respect to the price to be paid to stockholders of BFEN who would receive cash as a result of a reverse stock split.

Sutter understands that BFEN is considering a reverse stock split of not less than 1-for-4,000, followed by a forward stock split of at least 4,000-for-1 (the “Transaction”). Holders of less than 4,000 shares (or such other number as BFEN determines) will receive cash payments for their fractional shares resulting from the reverse stock split. Holders of at least 4,000 shares (or such other number as BFEN determines) will not have any fractional shares cashed out, but will hold the same number of shares before and after the Transaction.

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HISTORICAL MARKET PRICES

The shares of BFEN are thinly traded. Because of the thin market, the market price is not a meaningful indication of fair value.

Monthly trading since January 2003 is summarized in the table below and charted on the following page. The next three charts show closing prices on days on which the shares traded for one, three and six years, respectively.

MONTHLY TRADING, 2003 TO DATE
	Days						Days
	Traded	Volume	High	Low	Last		Traded	Volume	High	Low	Last
Jan-03	2	1,500	8.90	8.45	8.45	Mar-04	6	3,700	8.95	8.50	8.94
Feb-03	7	13,400	8.81	8.20	8.20	Apr-04	3	8,100	8.81	8.25	8.50
Mar-03	10	17,000	9.27	8.10	8.38	May-04	7	2,400	8.75	8.00	8.00
Apr-03	5	13,800	9.05	8.10	8.85	Jun-04	14	4,900	8.62	7.75	7.75
May-03	4	6,100	9.30	8.05	8.05	Jul-04	3	3,300	8.03	7.00	7.36
Jun-03	7	7,400	9.29	8.00	8.30	Aug-04	7	900	7.04	7.01	7.02
Jul-03	2	81,600	8.95	8.00	8.00	Sep-04	10	43,400	7.50	7.00	7.25
Aug-03	5	1,800	8.40	8.03	8.40	Oct-04	9	9,900	7.60	7.02	7.50
Sep-03	6	27,000	9.35	8.34	9.21	Nov-04	14	2,600	7.60	7.49	7.49
Oct-03	3	5,600	9.17	8.70	8.85	Dec-04	14	19,500	8.00	7.49	8.00
Nov-03	9	2,600	9.04	8.00	8.74	Jan-05	10	10,100	8.35	8.00	8.00
Dec-03	3	19,300	8.85	7.05	8.50	Feb-05	5	4,200	8.40	8.00	8.00
Jan-04	5	10,400	8.85	7.81	8.85	Mar. 1 - 24, ‘05	3	3,700	8.45	7.60	7.60
Feb-04	9	7,100	8.95	8.50	8.28

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BFEN High, Low, Close and volume from January 2003

BFEN Closing Prices Since March 2004 - Actual Trades

BFEN - Closing Prices Since March 2002 - Actual Trades

BFEN - Closing Prices Since 1999 - Actual Trades

VALUATION METHODOLOGY

The purpose of this valuation is to determine the fair value of the shares of BFEN. In preparing this valuation, Sutter has applied no discounts reflecting the lack of liquidity of the shares or for the minority status of the shares in public hands.

The comparable company methodology, a standard approach for valuing companies, is not appropriate for valuing BFEN because BFEN is not generating income from its operations.

As discussed in the prior section of this presentation, the thin trading in BFEN’s shares severely limits the usefulness of historical market prices as a valuation standard.

Sutter has valued BFEN based on the discounted cash flow value of its assets, using BFEN’s balance sheet at February 28, 2005 (the “Valuation Date”).

BFEN’s principal assets, its office building in Tempe, AZ, and its undeveloped land at Meadow Pointe, north of Tampa, FL, were valued using a discounted cash flow approach. The Tempe building was valued by an independent real estate appraiser. Management of BFEN provided projections as to sales of the undeveloped land and the related expenses at Meadow Pointe.

Sutter relied on BFEN’s balance sheet on a tax basis as a starting point. All values were adjusted for deferred tax liability, taking into account BFEN’s tax loss carryforward. The value per share was calculated pro forma for the exercise of outstanding stock options.

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FEBRUARY 28, 2005, BALANCE SHEET

CONSOLIDATED BALANCE SHEET, BOOK AND TAX BASIS, FEBRUARY 28, 2005

	Book basis	Tax basis
	(in thousands)
Assets:
Cash & cash equivalents	$15,438	$15,438
Marketable securities	485	581
Mortgage loans receivable:
Principal	1,582	1,582
Deferred gains	0	(607)
Unamortized discount	(186)	0

	1,396	975

Other receivables	45	45
Real estate rental property [Tempe]
Cost	4,501	4,470
Accumulated depreciation	(2,518)	(3,243)

	1,983	1,227

Real estate inventory [Meadow Pointe]	9,698	2,980
Lease contract receivable	139	0
Other assets	287	432

Total assets	29,471	21,678

Liabilities and stockholders’ equity:
Payables and accrued liabilities	415	265
Deferred income taxes	1,131	(159)

Total liabilities	1,546	106

Stockholders’ equity:	27,925	21,572

Total liabilities and stockholders’ equity	29,471	21,678

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TEMPE

Bank One’s lease on the Tempe office building expired at the end of February 2005. Although Bank One agreed to a new six-month lease, it has indicated that it will vacate the property after the extension expires.

Although BFEN has been seeking new tenants, it has not yet been successful.

Sutter, with BFEN’s consent, hired an independent real estate appraiser to assess the value of the Tempe building. Sutter selected Richard J. Kalinowski, Jr., MAI, of Kalinowski & Associates, Inc., a Phoenix-based real estate appraisal firm.

Sutter agreed with Kalinowski that the appraisal would not give consideration to deferred tax expenses or to the Bank One lease payments through August 2005, with the understanding that Sutter would adjust the appraised value for these factors.

Kalinowski’s appraisal report dated February 17, 2005, valued the property as of January 18, 2005. We understand that the appraisal report has been made available to the directors of BFEN.

Kalinowski performed a thorough and highly professional valuation, considering all the significant factors that are customarily reviewed by real estate appraisers.

After considering several approaches to valuation, Kalinowski based its appraisal on its discounted cash flow calculations, which took into account the projected costs of renovating and reconfiguring the building.

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Kalinowski valued the Tempe building as of January 18, 2005 at $13,125,000 assuming a single tenant and $14,025,000 assuming multiple tenants. In the multi-tenant scenario, Kalinowski assumed a three-year absorption period.

Sutter used the $14,025,000 valuation as the basis of its valuation. Sutter adjusted the valuation for several factors:

•	Sutter adjusted the appraised value to the Valuation Date;

•	Sutter calculated deferred taxes on the assumption that the building would be sold at Kalinowski’s terminal value in January 2015;

•	a 6% broker’s fee was deducted from the terminal value; and

•	the calculated tax and broker’s fee were discounted to present value at the same 10% discount rate used by Kalinowski.

As of the Valuation Date, the present value of the Tempe building, adjusted for the factors listed above, was $9,843,000.

Sutter also calculated the present value of the lease payments to be received from Bank One through August 2005, adjusted for taxes. As of the Valuation Date, the present value of the payments to be received from Bank One, net of taxes, was $763,000.

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MEADOW POINTE

The properties at Meadow Pointe were valued using the discounted cash flow method, applied to the assumptions supplied by management with respect to the best case scenario (the “Best Case”) and worst case scenario (the “Worst Case”), as set forth in more detail below.

Values based on discounted cash flow were computed using various discount rates and both scenarios.

CALCULATED VALUE OF MEADOW POINTE
Discount Rate	Best Case	Worst Case	Mean
		(in thousands)
8.0%	$10,206	$7,557	$8,881

9.0%	10,082	7,392	8,737

10.0%	9,962	7,231	8,597

11.0%	9,845	7,075	8,460

12.0%	9,730	6,923	8,327

We valued Meadow Pointe using a 10% discount rate and the mean of the calculated values using the Best Case scenario and the Worst Case scenario.

We adjusted the value to reflect the present value of the taxes payable, using a 38.3% tax rate.

Based on these assumptions, the net value of the properties in Meadow Pointe is $6,446,000.

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The assumptions used in the cash flow projections are shown below.

BEST CASE SCENARIO
	Multi-family	Commercial	Commercial	Commercial
	(Parcel 14, Unit 3)	(Tract 2)	(Tract 8)	(Tract 9)
Sale date	9/30/2005 (50%)	3/31/2006	3/31/2006	6/30/2006

2nd payment date	9/30/2007 (50%)	NA	NA	NA

Sale price	$4,500,000	$6,200,000	$1,150,000	$1,500,000

Fees to Devco	$225,000	$310,000	$57,500	$75,000

Fees to brokers	$0	$372,000	$69,000	$90,000

Cost of park access road and other expenses		$631,500

WORST CASE SCENARIO
	Multi-family	Commercial	Commercial	Commercial
	(Parcel 14, Unit 3)	(Tract 2)	(Tract 8)	(Tract 9)
Sale date	12/31/2006 (50%)	12/31/2006	12/31/2006	6/30/2006

2nd payment date	12/31/2008 (50%)	NA	NA	NA

Sale price	$4,500,000	$5,500,000	$1,150,000	$1,200,000

Fees to Devco	$225,000	$275,000	$57,500	$60,000

Fees to brokers	$270,000	$330,000	$69,000	$72,000

Cost of park access road and other expenses		$1,100,000

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CASH AND MARKETABLE SECURITIES

Cash at the Valuation Date was $15,438,000.

Marketable securities had a market value of $485,000 and a cost basis of $581,000. Adding back the deferred tax benefit, the value of the marketable securities was $522,000.

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MORTGAGE LOANS RECEIVABLE

BFEN owns short-term mortgage loans in the amount of $582,000. Sutter valued these loans at 100% of par value.

BFEN also owns $1,000,000 of mortgage notes received for the sale of its Tennessee land. Payments are due upon the sale of the underlying land, so that the time of the payments is uncertain. There is no assurance that the loans will be repaid. Management has provided Sutter with projections with respect to future receipt of principal and interest on these notes. Sutter valued these mortgage notes at $814,000, based on the Best Case scenario, using a 15% discount rate. If the projection is adjusted assuming that payments are received one year later than the Best Case projection and discounted at 12%, the calculated value is also $814,000.

Since the notes were received as payment for the Tennessee land, the payments are taxable to BFEN. Net of deferred tax, the value of the Tennessee mortgage notes is $502,000.

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TAX LOSS CARRYFORWARD

At the end of 2004, BFEN’s tax loss carryforward was $4,018,000. In the first two months of 2005, the tax loss carryforward increased by $83,000.

The cumulative tax loss carryforward offsets a portion of the deferred taxes with respect to other assets of BFEN.

The value to BFEN of the tax loss carryforward is $1,571,000 (38.3% of $4,101,000).

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OTHER ASSETS AND LIABILITIES

As of the Valuation Date, BFEN had:

•	other receivables of $45,000,

•	prepaid expenses and taxes of $287,000, and

•	accounts payable of $415,000.

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OPERATING EXPENSES

BFEN has annual operating expenses of approximately $2,200,000.

It will take the continuing efforts of management to sell the Meadow Pointe land, collect the Tennessee mortgages, and most importantly, to achieve the renovation and subsequent leasing of the Tempe office building. Management has estimated that this process will require approximately three years.

The present value of operating expenses for three years, discounted at 6% and net of tax effect, is $3,734,000.

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FULLY DILUTED SHARES

BFEN had 3,482,331 shares outstanding as of the Valuation Date.

BFEN had 520,500 stock options outstanding as of the Valuation Date exercisable at less than $9.00 per share, with an aggregate exercise price of $3,706,728, 8,000 exercisable at $9.00, and 6,000 exercisable at $9.65.

For calculating the value per share of BFEN, we have used an aggregate of 4,002,831 shares, and have added the aggregate exercise price to the net asset value of BFEN.

Sutter Securities Incorporated

VALUATION CONCLUSION

The following table summarizes the value presented herein.

VALUES NET OF TAX EFFECT

Cash and cash equivalents	15,438
Marketable securities	521
Mortgage loans – Texas	582
Mortgage loans – Tennessee	502
Rent receivable – Tempe	763
Other receivables	45
Tempe office building	9,843
Tampa land	6,446
Prepaid expenses and taxes	287
Accounts payable	(415)
Tax loss carryforward	1,571
Operating expenses for 3 years	(3,734)

Total Net Assets	31,849
Proceeds from option exercise	3,707

35,556

Dividing $35,556,000 by 4,002,831 shares gives a fair value per share of $8.88.

Sutter Securities Incorporated

OPINION

Sutter has relied upon and assumed the accuracy and completeness of the financial and other information provided to us by BFEN.

Sutter has assumed that BFEN’s projected cash flows have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of BFEN, and has relied upon the assurances of the management of BFEN that it is unaware of any facts that would make the information or projections provided to us incomplete or misleading.

It is Sutter’s opinion that the Transaction is fair, from a financial point of view, to the stockholders of BFEN who will not be continuing stockholders of BFEN.

Sutter expresses no opinion as to the fairness of the Transaction to the continuing stockholders of BFEN.

The form of Sutter’s opinion letter is included on the next two pages.

Sutter will update its fairness opinion prior to the mailing of the information statement relating to the Transaction to stockholders of BFEN.

Sutter Securities Incorporated

FORM OF OPINION LETTER – SUBJECT TO UPDATING PRIOR TO MAILING

                    , 2005

Board of Directors
BF Enterprises, Inc.
100 Bush Street, Suite 1250
San Francisco 94104

Attention: Brian P. Burns, Chairman of the Board of Directors and Chief Executive Officer

Dear Sirs:

          We understand that BF Enterprises, Inc. (“BFEN”) is considering a 1-for-[4,000] reverse stock split, followed by a [4,000]-for-1 forward split (the “Transaction”). Holders of less than [4,000] shares will receive cash payments of [$x.xx] per share. After the Transaction, assuming that there will be fewer than 300 record holders, BFEN will no longer have securities registered under the Securities Exchange Act of 1934, as amended.

          You have provided us with an information statement with respect to the Transaction in substantially final form (the “Information Statement”).

          You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to the stockholders of BFEN who will not be continuing stockholders of BFEN.

          In the course of our analyses for rendering this opinion, we have:

1.	reviewed the Information Statement;

2.	reviewed BFEN’s Annual Reports to Stockholders and Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2003 and 2004;

3.	reviewed certain non-public operating and financial information, including projections, provided to us by management relating to BFEN’s business and prospects;

4.	met with members of BFEN’s senior management to discuss its operations, historical financial statements and future prospects;

5.	visited BFEN’s properties in Tempe, Arizona, and Pasco County, Florida;

6.	reviewed the appraisal of the Tempe property by Kalinowski & Associates, Inc., dated February 17, 2005;

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7.	reviewed the historical market prices and trading volume of the common shares of BFEN; and

8.	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

          In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by BFEN. With respect to BFEN‘s projected cash flows, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of BFEN. We have not assumed any responsibility for the information or projections provided to us and we have further relied upon the assurances of the management of BFEN that it is unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed any independent appraisal of the assets of BFEN. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

          Based on the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the stockholders of BFEN who will not be continuing stockholders of BFEN. We express no opinion as to the fairness of the Transaction to the continuing stockholders of BFEN.

          This opinion may be included in its entirety, and may be referred to, in any filing made by BFEN with the Securities and Exchange Commission with respect to the Transaction.

Very truly yours,
SUTTER SECURITIES INCORPORATED

By:

Senior Managing Director

Sutter Securities Incorporated